Exhibit 99.1

Moody's Corporation Reports Results for First Quarter 2022

  Moody's Corporation 1Q 2022 revenue of $1.5 billion, down just 5% from record 1Q 2021, as its integrated risk assessment offerings provide increased value during uncertain times
  Moody’s Investors Service revenue of $827 million, down 20%, on rated issuance decline of 25%; Moody’s Analytics revenue grew 23% to $695 million, fifth consecutive quarter of double-digit growth
  1Q 2022 diluted EPS of $2.68, down 31% from 1Q 2021; adjusted diluted EPS1 of $2.89, down 29%
  FY 2022 diluted EPS and adjusted diluted EPS1 guidance ranges reduced to $9.85 to $10.35 and $10.75 to $11.25, respectively

NEW YORK--(BUSINESS WIRE)--May 2, 2022--Moody's Corporation (NYSE: MCO) today announced results for the first quarter of 2022 and updated its outlook for full year 2022.

“Moody’s trusted insights and breadth of integrated risk assessment solutions are increasingly relevant in times of heightened uncertainty and market volatility,” said Rob Fauber, President and Chief Executive Officer of Moody’s. “Growth in our KYC solutions and credit research led to another impressive quarter in Moody’s Analytics. This increased demand demonstrates the benefit of MA’s highly recurring revenue business model, which balances the more cyclical nature of Moody’s Investors Service. While we are focused on strong execution across the business, as a result of MIS’s first quarter performance and our expectation for continued market volatility, we have lowered our full year 2022 adjusted diluted EPS guidance range to $10.75 to $11.25.”

FIRST QUARTER REVENUE DOWN 5%

Moody's Corporation reported revenue of $1.5 billion for the three months ended March 31, 2022, down 5% from the prior-year period. Foreign currency translation unfavorably impacted Moody's revenue by 2%.

Moody's Investors Service (MIS) First Quarter Revenue Down 20%

Revenue for MIS in the first quarter of 2022 was $827 million, down 20% from the prior-year period, as geopolitical concerns, rising yields and elevated market uncertainty adversely affected issuance in all asset classes. Foreign currency translation unfavorably impacted MIS revenue by 1%.

Corporate finance revenue was $417 million, down 31%, largely due to the decline in leveraged finance issuance following a record prior-year period. Additionally, while global investment grade activity slowed in the quarter, there was a notable rebound in March compared to the first two months of the year.

Financial institutions revenue was $131 million, down 19%. This was primarily due to a decline in opportunistic issuance from infrequent U.S. banks and insurers on widening spreads and increased benchmark rates.

Public, project and infrastructure finance revenue was $123 million, down 14%. This reflected lower infrastructure finance supply as a result of high levels of cash on issuers’ balance sheets, combined with challenging market conditions.

Structured finance revenue was $144 million, up 24%. This was driven by both higher commercial and residential mortgage-backed security issuance, offsetting a decline in collateralized loan obligation refinancing activity.

Moody's Analytics (MA) First Quarter Revenue Up 23%

Revenue for MA in the first quarter of 2022 was $695 million, up 23% from the prior-year period. Annualized Recurring Revenue2 (ARR) as of March 31, 2022 was $2.6 billion, up 25% as compared to March 31, 2021. Recurring revenue comprised 94% of total MA revenue, up from 92% in the first quarter of 2021. Both organic revenue1 and organic ARR2, which excluded the impact of acquisitions completed in the prior twelve months, grew 9% each. Foreign currency translation unfavorably impacted both total and organic MA revenue by 2% each.

Decision Solutions (DS) revenue was $334 million, up 48%. Organic DS revenue1 was $257 million, up 14%. Growth was led by KYC and Compliance offerings, and further supported by demand for risk and finance software solutions.

Research & Insights (R&I) revenue, which is 100% organic, was $183 million, up 7%, driven by demand for credit research, analytics and models.

Data & Information (D&I) revenue was $178 million, up 6%. Organic D&I revenue1 was $176 million, up 5%, primarily driven by new sales of company data and ratings feeds. Foreign currency translation unfavorably impacted total D&I revenue by 4%.

FIRST QUARTER OPERATING EXPENSES AND OPERATING INCOME

First quarter 2022 operating expenses for Moody's Corporation totaled $866 million, up 16% from the prior-year period. Operational and integration-related costs associated with recent acquisitions contributed approximately 13 percentage points of growth. Foreign currency translation favorably impacted operating expenses by 2%.

Operating income of $656 million was down 23% and adjusted operating income1 of $734 million, which primarily excluded depreciation and amortization expenses, declined 20%. Moody's operating margin was 43.1% and the adjusted operating margin1 was 48.2%. The MIS adjusted operating margin was 58.6% and the MA adjusted operating margin was 32.1%.

Moody’s effective tax rate for the first three months of 2022 was 18.2%, up from 14.6% in the prior-year period. This increase was primarily due to the resolution of uncertain tax positions in the first quarter of 2021 that did not recur to the same extent in the first quarter of 2022.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Stockholders

During the first quarter of 2022, Moody's repurchased approximately 0.5 million shares at a total cost of $158 million, or an average cost of $350.60 per share, and issued net 0.5 million shares as part of its employee stock-based compensation programs. The net amount included shares withheld for employee payroll taxes. Additionally, Moody’s completed a $500 million accelerated share repurchase (ASR) program in April 2022. The ASR commenced in the first quarter of 2022 and delivered 1.5 million shares. Moody's returned $130 million to its stockholders via dividend payments during the first quarter of 2022.

On April 26, 2022, the Board of Directors declared a regular quarterly dividend of $0.70 per share of MCO Common Stock. The dividend will be payable on June 10, 2022 to stockholders of record at the close of business on May 20, 2022.

Outstanding shares as of March 31, 2022 totaled 184.5 million, down 1% from March 31, 2021. As of March 31, 2022, Moody's had approximately $1.2 billion of share repurchase authority remaining.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody's had $7.8 billion of outstanding debt and an undrawn $1.25 billion revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $1.9 billion, approximately flat as compared to December 31, 2021.

Cash flow from operations for the first three months of 2022 was $470 million and free cash flow1 was $411 million.

ASSUMPTIONS AND OUTLOOK

Moody’s updated outlook for full year 2022, as of May 2, 2022, reflects assumptions about numerous factors that could affect its business and is based on currently available information reviewed by management through and as of today’s date. These assumptions include, but are not limited to, the effects of interest rates, inflation, foreign currency exchange rates, capital markets’ liquidity and activity in different sectors of the debt markets. This outlook also reflects assumptions about general economic conditions, global GDP growth, the scale and duration of the crisis in Ukraine and the impact of COVID-19, as well as the Company’s own operations and personnel. These assumptions are subject to increased uncertainty as a result of the crisis in Ukraine, and actual full year 2022 results could differ materially from Moody’s current outlook.

This outlook incorporates various specific macroeconomic assumptions, including: (a) 2022 U.S. and Euro area GDPs to expand by approximately 3.5% - 4.5% and 2.5% - 3.5%, respectively; (b) global benchmark rates to increase from historic lows; (c) U.S. high yield interest rate spreads to widen, moving slightly above the historical average of approximately 500 bps; (d) inflation rates to remain elevated and above central bank targets in many countries; (e) U.S. unemployment to remain low at approximately 3.5%; and (f) the global high yield default rate to initially decline before gradually rising to approximately 2.7% by the end of 2022.

MIS’s revenue guidance assumes that full year 2022 global rated issuance will decrease in the mid-teens percent range.

In addition, Moody’s guidance assumes foreign currency translation. Specifically, our forecast for the remainder of 2022 reflects exchange rates for the British pound (£) of $1.32 to £1 and for the euro (€) of $1.11 to €1.

Full year 2022 guidance assumes share repurchases of at least $1.5 billion, subject to available cash, market conditions, M&A opportunities and other ongoing capital allocation decisions.

Full year 2022 diluted EPS is projected to be $9.85 to $10.35. The Company expects full year 2022 adjusted diluted EPS1 to be $10.75 to $11.25.

A full summary of Moody's full year 2022 guidance as of May 2, 2022 is included in Table 13 - 2022 Outlook at the end of this press release.

CONFERENCE CALL

Moody's will hold a conference call to discuss first quarter 2022 results, as well as its full year 2022 outlook on May 2, 2022, at 11:30 a.m. Eastern Time (ET). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial in to the call by 11:20 a.m. ET. The passcode for the call is 4687337.

The teleconference will also be webcast with an accompanying slide presentation, which can be accessed through Moody's Investor Relations website, ir.moodys.com within "Events & Presentations". The webcast will be available until 3:30 p.m. ET on May 31, 2022.

A replay of the teleconference will be available from 3:30 p.m. ET, May 2, 2022 until 3:30 p.m. ET, May 31, 2022. The replay can be accessed from within the U.S. and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 4687337.

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ABOUT MOODY'S CORPORATION

Moody’s (NYSE: MCO) is a global integrated risk assessment firm that empowers organizations to make better decisions. Its data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With approximately 14,000 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements in this release are made as of the date hereof, and Moody’s disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Moody’s is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to the global impact of the crisis in Ukraine on volatility in the U.S. and world financial markets, on general economic conditions and GDP in the U.S. and worldwide, on global relations, and its potential for further worldwide credit market disruptions and economic slowdowns; the impact of MIS’s withdrawal of its credit ratings on Russian entities and of Moody’s suspension of commercial operations in Russia; the impact of COVID-19 on world financial markets, on general economic conditions and on Moody’s own operations and personnel; future worldwide credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates, inflation and other volatility in the financial markets and uncertainty as companies transition away from LIBOR; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs, tax agreements and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which Moody’s may be subject from time to time; provisions in U.S. legislation modifying the pleading standards and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; uncertainty regarding the future relationship between the U.S. and China; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of Moody’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if Moody’s fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which Moody’s operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions, such as our acquisition of RMS, or other business combinations and the ability of Moody’s to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of Moody’s annual report on Form 10-K for the year ended December 31, 2021, and in other filings made by Moody’s from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on Moody’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for Moody’s to predict new factors, nor can Moody’s assess the potential effect of any new factors on it.

[1] Refer to the tables at the end of this press release for reconciliations of adjusted and organic measures to U.S. GAAP.
[2] Refer to Table 11 at the end of this press release for the definition of and further information on the Annualized Recurring Revenue metric.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
Amounts in millions, except per share amounts	2022	2021

Revenue	$1,522	$1,600

Expenses:
Operating	417	393
Selling, general and administrative	371	293
Depreciation and amortization	78	59
Restructuring	—	2
Total expenses	866	747

Operating income	656	853
Non-operating (expense) income, net
Interest expense, net	(53)	(7)
Other non-operating income, net	6	16
Total non-operating (expense) income, net	(47)	9
Income before provision for income taxes	609	862
Provision for income taxes	111	126
Net income attributable to Moody's Corporation	$498	$736

Earnings per share attributable to Moody's common shareholders
Basic	$2.69	$3.93
Diluted	$2.68	$3.90

Weighted average number of shares outstanding
Basic	185.1	187.2
Diluted	186.1	188.6

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended March 31,
Amounts in millions	2022	2021

Moody's Investors Service
Corporate Finance	$417	$605
Structured Finance	144	116
Financial Institutions	131	162
Public, Project and Infrastructure Finance	123	143
MIS Other	12	10
Intersegment revenue	43	40
Sub-total MIS	870	1,076
Eliminations	(43)	(40)
Total MIS revenue - external	827	1,036

Moody's Analytics
Decision Solutions	334	225
Research and Insights	183	171
Data and Information	178	168
Intersegment revenue	2	2
Sub-total MA	697	566
Eliminations	(2)	(2)
Total MA revenue - external	695	564

Total Moody's Corporation revenue	$1,522	$1,600

Moody's Corporation revenue by geographic area
United States (U.S.)	$862	$885
Non-U.S.	660	715

	$1,522	$1,600

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

Amounts in millions	March 31, 2022	December 31, 2021

Cash and cash equivalents	$1,750	$1,811
Short-term investments	103	91
Total current assets	4,062	4,011
Operating lease right-of-use assets	427	438
Non-current assets	10,677	10,669
Total assets	14,739	14,680
Total current liabilities	2,988	2,496
Total debt (1)	7,786	7,413
Total operating lease liabilities (2)	546	560
Other long-term liabilities	1,444	1,400
Total shareholders' equity	2,582	2,916

Total liabilities and shareholders' equity	14,739	14,680

Actual number of shares outstanding	184.5	185.6
(1) The March 31, 2022 amount includes $501 million related to the current portion of long-term debt.
(2) The March 31, 2022 and December 31, 2021 amounts include $106 million and $105 million of current operating lease liabilities, respectively.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	March 31, 2022
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.875% 2013 Senior Notes, due 2024	$500	$—	$(1)	$(1)	$498
5.25% 2014 Senior Notes, due 2044	600	(24)	3	(5)	574
1.75% 2015 Senior Notes, due 2027	556	—	—	(2)	554
2.625% 2017 Senior Notes, due 2023	500	2	—	(1)	501
3.25% 2017 Senior Notes, due 2028	500	(16)	(3)	(2)	479
4.25% 2018 Senior Notes, due 2029	400	(12)	(2)	(2)	384
4.875% 2018 Senior Notes, due 2048	400	(25)	(6)	(4)	365
0.950% 2019 Senior Notes, due 2030	835	—	(2)	(5)	828
3.75% 2020 Senior Notes, due 2025	700	(20)	(1)	(3)	676
3.25% 2020 Senior Notes, due 2050	300	—	(4)	(3)	293
2.55% 2020 Senior Notes, due 2060	500	—	(4)	(5)	491
2.00% 2021 Senior Notes, due 2031	600	—	(8)	(5)	587
2.75% 2021 Senior Notes, due 2041	600	—	(13)	(5)	582
3.10% 2021 Senior Notes, due 2061	500	—	(7)	(5)	488
3.75% 2022 Senior Notes, due 2052	500	—	(9)	(5)	486
Total debt	$7,991	$(95)	$(57)	$(53)	$7,786
Current portion					(501)
Total long-term debt					$7,285

	December 31, 2021
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.875% 2013 Senior Notes, due 2024	$500	$—	$(1)	$(1)	$498
5.25% 2014 Senior Notes, due 2044	600	(7)	3	(5)	591
1.75% 2015 Senior Notes, due 2027	568	—	—	(2)	566
2.625% 2017 Senior Notes, due 2023	500	5	—	(1)	504
3.25% 2017 Senior Notes, due 2028	500	8	(3)	(2)	503
4.25% 2018 Senior Notes, due 2029	400	—	(2)	(2)	396
4.875% 2018 Senior Notes, due 2048	400	(7)	(6)	(4)	383
0.950% 2019 Senior Notes, due 2030	853	—	(2)	(5)	846
3.75% 2020 Senior Notes, due 2025	700	(9)	(1)	(4)	686
3.25% 2020 Senior Notes, due 2050	300	—	(4)	(3)	293
2.55% 2020 Senior Notes, due 2060	500	—	(4)	(5)	491
2.00% 2021 Senior Notes, due 2031	600	—	(8)	(5)	587
2.75% 2021 Senior Notes, due 2041	600	—	(13)	(6)	581
3.10% 2021 Senior Notes, due 2061	500	—	(7)	(5)	488
Total long-term debt	$7,521	$(10)	$(48)	$(50)	$7,413
(1) The fair value of interest rate swaps in the table above represents the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended March 31,
	2022	2021
Amounts in millions

Interest:
Expense on borrowings	$(48)	$(41)
UTPs and other tax related liabilities (1)	(3)	35
Net periodic pension costs - interest component	(4)	(4)
Income	2	3
Total interest expense, net	$(53)	$(7)
Other non-operating income (expense), net:
FX gain/(loss)	$—	$(2)
Net periodic pension costs - other components	6	4
Income from investments in non-consolidated affiliates	2	8
Other	(2)	6
Other non-operating income (expense), net	6	16
Total non-operating (expense) income, net	$(47)	$9
(1) The amount in the first quarter of 2021 includes a $40 million benefit related to the reversal of tax-related interest accruals pursuant to the resolution of tax matters.

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue and adjusted operating income by reportable segment. The Company defines adjusted operating income as operating income excluding: i) depreciation and amortization; and ii) restructuring.

	Three Months Ended March 31,
	2022				2021
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$870	$697	$(45)	$1,522	$1,076	$566	$(42)	$1,600
Operating, SG&A	360	473	(45)	788	348	380	(42)	686
Adjusted Operating Income	$510	$224	$—	$734	$728	$186	$—	$914
Adjusted Operating Margin	58.6%	32.1%		48.2%	67.7%	32.9%		57.1%

Depreciation and amortization	18	60	—	78	18	41	—	59
Restructuring	—	—	—	—	—	2	—	2
Operating income				$656				$853
Operating margin				43.1%				53.3%

Table 7 - Transaction and Recurring Revenue (Unaudited)

The table below summarizes the split between transaction and recurring revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance and other one-time fees, while recurring revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and recurring revenue represents subscription-based revenue. In the MA segment, recurring revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, and training and certification services.

	Three Months Ended March 31,
Amounts in millions	2022			2021
	Transaction	Recurring	Total	Transaction	Recurring	Total
Corporate Finance	293	124	417	487	118	605
	70%	30%	100%	80%	20%	100%
Structured Finance	93	51	144	66	50	116
	65%	35%	100%	57%	43%	100%
Financial Institutions	61	70	131	90	72	162
	47%	53%	100%	56%	44%	100%
Public, Project and Infrastructure Finance	79	44	123	100	43	143
	64%	36%	100%	70%	30%	100%
MIS Other	3	9	12	2	8	10
	25%	75%	100%	20%	80%	100%
Total MIS	529	298	827	745	291	1,036
	64%	36%	100%	72%	28%	100%
Decision Solutions	43	291	334	41	184	225
	13%	87%	100%	18%	82%	100%
Research & Insights	1	182	183	1	170	171
	1%	99%	100%	1%	99%	100%
Data & Information	—	178	178	1	167	168
	—%	100%	100%	1%	99%	100%
Total MA	44	651	695	43	521	564
	6%	94%	100%	8%	92%	100%
Total Moody's Corporation	573	949	1,522	788	812	1,600
	38%	62%	100%	49%	51%	100%

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income and Adjusted Operating Margin because management deems these metrics to be useful measures to provide additional perspective on Moody’s operating performance. Adjusted Operating Income excludes the impact of: i) depreciation and amortization; and ii) restructuring. Depreciation and amortization are excluded because companies utilize productive assets of different estimated useful lives and use different methods of acquiring and depreciating productive assets. Restructuring charges are excluded as the frequency and magnitude of these items may vary widely across periods and companies.

Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended March 31,
Amounts in millions	2022	2021
Operating income	$656	$853
Depreciation and amortization	78	59
Restructuring	—	2
Adjusted Operating Income	$734	$914
Operating margin	43.1%	53.3%
Adjusted Operating Margin	48.2%	57.1%

Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company's net cash flow from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company's product and service innovations and maintenance of Moody's operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody's cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Three Months Ended March 31,
Amounts in millions	2022	2021
Net cash provided by operating activities	$470	$676
Capital additions	(59)	(14)
Free Cash Flow	$411	$662
Net cash used in investing activities	$(161)	$(194)
Net cash used in financing activities	$(352)	$(290)

Table 10 - Organic Revenue and Growth Measures (Unaudited)

The Company presents organic revenue and organic revenue growth (including organic recurring revenue and organic recurring revenue growth) because management deems these metrics to be useful measures to provide additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from certain acquisition activity.

Below is a reconciliation of MA's reported revenue and growth rates to its organic revenue and organic growth rates:

	Three Months Ended March 31,
Amounts in millions	2022	2021	Change	Growth
MA revenue	$695	$564	$131	23%
Inorganic revenue from acquisitions	(79)	—	(79)
Organic MA revenue	$616	$564	$52	9%

Decision Solutions revenue	$334	$225	$109	48%
Inorganic revenue from acquisitions	(77)	—	(77)
Organic Decision Solutions revenue	$257	$225	$32	14%

Data and Information revenue	$178	$168	$10	6%
Inorganic revenue from acquisitions	(2)	—	(2)
Organic Data and Information revenue	$176	$168	$8	5%

MA recurring revenue	$651	$521	$130	25%
Inorganic recurring revenue from acquisitions	(75)	—	(75)
Organic MA recurring revenue	$576	$521	$55	11%

Table 11 - Key Performance Metrics - Annualized Recurring Revenue (Unaudited)

The Company presents Annualized Recurring Revenue (“ARR”) and Organic ARR for its MA business as supplemental performance metrics to provide additional insight on the estimated value of MA's recurring revenue contracts at a given point in time. The Company uses these metrics to manage and monitor performance of its MA operating segment and believes that ARR is a key indicator of the trajectory of MA's recurring revenue base.

The Company calculates ARR and Organic ARR by taking the total recurring contract value for each active renewable contract as of the reporting date, divided by the number of days in the contract and multiplied by 365 days to create an annualized value. The Company defines renewable contracts as subscriptions, term licenses, maintenance and renewable services. ARR excludes transactional sales including training, one-time services and perpetual licenses. In order to compare period-over-period ARR and Organic ARR excluding the effects of foreign currency translation, the Company bases the calculation on currency rates utilized in its operating budget and holds these FX rates constant for the duration of all current and prior periods being reported. Additionally, Organic ARR excludes contracts related to certain acquisitions to provide additional perspective in assessing ARR growth excluding the impacts from certain acquisition activity.

The Company’s definition of ARR may differ from definitions utilized by other companies reporting similarly named measures, and this metric should be viewed in addition to, and not as a substitute for, financial measures presented in accordance with U.S. GAAP.

Amounts in millions	March 31, 2022	March 31, 2021	Change	Growth
MA ARR	$2,573	$2,063	$510	25%
Organic MA ARR	$2,246	$2,063	$183	9%

Table 12 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on Moody’s operating performance. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of: i) amortization of acquired intangible assets; and ii) restructuring charges.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different estimated useful lives and have different methods of acquiring and amortizing intangible assets. These intangible assets were recorded as part of acquisition accounting and contribute to revenue generation. The amortization of intangible assets related to acquisitions will recur in future periods until such intangible assets have been fully amortized. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Restructuring charges are excluded as the frequency and magnitude of these items may vary widely across periods and companies.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended March 31,
Amounts in millions	2022		2021
Net income attributable to Moody's common shareholders		$498		$736
Pre-tax Acquisition-Related Intangible Amortization Expenses	$51		$35
Tax on Acquisition-Related Intangible Amortization Expenses	(12)		(8)
Net Acquisition-Related Intangible Amortization Expenses		39		27
Pre-tax restructuring	$—		$2
Tax on restructuring	—		—
Net restructuring		—		2
Adjusted Net Income		$537		$765
	Three Months Ended March 31,
	2022		2021
Diluted earnings per share attributable to Moody's common shareholders		$2.68		$3.90
Pre-tax Acquisition-Related Intangible Amortization Expenses	$0.27		$0.19
Tax on Acquisition-Related Intangible Amortization Expenses	(0.06)		(0.04)
Net Acquisition-Related Intangible Amortization Expenses		0.21		0.15
Pre-tax restructuring	$—		$0.01
Tax on restructuring	—		—
Net restructuring		—		0.01
Adjusted Diluted EPS		$2.89		$4.06
Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 13 - 2022 Outlook

Moody’s updated outlook for full year 2022, as of May 2, 2022, reflects assumptions about numerous factors that could affect its business and is based on currently available information reviewed by management through and as of today’s date. These assumptions include, but are not limited to, the effects of interest rates, inflation, foreign currency exchange rates, capital markets’ liquidity and activity in different sectors of the debt markets. This outlook also reflects assumptions about general economic conditions, global GDP growth, the scale and duration of the crisis in Ukraine and the impact of COVID-19, as well as the Company’s own operations and personnel. These assumptions are subject to increased uncertainty as a result of the crisis in Ukraine, and actual full year 2022 results could differ materially from Moody’s current outlook. This outlook incorporates various specific macroeconomic assumptions, including: (a) 2022 U.S. and Euro area GDPs to expand by approximately 3.5% - 4.5% and 2.5% - 3.5%, respectively; (b) global benchmark rates to increase from historic lows; (c) U.S. high yield interest rate spreads to widen, moving slightly above the historical average of approximately 500 bps; (d) inflation rates to remain elevated and above central bank targets in many countries; (e) U.S. unemployment to remain low at approximately 3.5%; and (f) the global high yield default rate to initially decline before gradually rising to approximately 2.7% by the end of 2022. MIS’s revenue guidance assumes that full year 2022 global rated issuance will decrease in the mid-teens percent range. In addition, Moody’s guidance assumes foreign currency translation. Specifically, our forecast for the remainder of 2022 reflects exchange rates for the British pound (£) of $1.32 to £1 and for the euro (€) of $1.11 to €1.

Full Year 2022 Moody's Corporation Guidance as of May 2, 2022
MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	Approximately flat	Increase in the high-single-digit percent range
Operating expenses	Increase in the high-single-digit percent range	Increase in the low-double-digit percent range
Operating margin	41% to 42%	44% to 45%
Adjusted Operating Margin (1)	Approximately 47%	49% to 50%
Interest expense, net	$200 to $220 million	NC
Effective tax rate	20.5% to 22.5%	NC
Diluted EPS	$9.85 to $10.35	$11.50 to $12.00
Adjusted Diluted EPS (1)	$10.75 to $11.25	$12.40 to $12.90
Operating cash flow	$2.1 to $2.3 billion	$2.45 to $2.65 billion
Free Cash Flow (1)	$1.8 to $2.0 billion	$2.3 to $2.5 billion
Share repurchases	At least $1.5 billion (subject to available cash, market conditions, M&A opportunities and other ongoing capital allocation decisions)	NC
Moody's Investors Service (MIS)	Current guidance	Last publicly disclosed guidance
MIS global revenue	Decrease in the low-double-digit percent range	Increase in the low-single-digit percent range
MIS Adjusted Operating Margin	Approximately 59%	Approximately 62%
Moody's Analytics (MA)	Current guidance	Last publicly disclosed guidance
MA global revenue	Increase in the high-teens percent range	NC
Organic MA ARR (2)	Increase in the low-double-digit percent range	-
MA Adjusted Operating Margin	Approximately 29%	NC

NC - There is no difference between the Company’s current guidance and the last publicly disclosed guidance for this item.

Note: All current guidance as of May 2, 2022. All last publicly disclosed guidance is as of February 10, 2022. The Company had not previously disclosed guidance for the Organic MA ARR metric.

(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable U.S. GAAP measure.

(2) Refer to Table 11 within this press release for the definition of and further information on the Organic MA ARR metric.

Table 13 - 2022 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable U.S. GAAP measure:

Projected for the Year Ended December 31, 2022
Operating margin guidance	41% to 42%
Depreciation and amortization	5% to 6%
Adjusted Operating Margin guidance	Approximately 47%

Projected for the Year Ended December 31, 2022
Operating cash flow guidance	$2.1 to $2.3 billion
Less: Capital expenditures	$250 to $300 million
Free Cash Flow guidance	$1.8 to $2.0 billion

Projected for the Year Ended December 31, 2022
Diluted EPS guidance	$9.85 to $10.35
Acquisition-Related Intangible Amortization	Approximately $0.90
Adjusted Diluted EPS guidance	$10.75 to $11.25

Contacts

SHIVANI KAK
Investor Relations
212.553.0298
shivani.kak@moodys.com

MICHAEL ADLER
Corporate Communications
212.553.4667
michael.adler@moodys.com

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